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                              CONSULTING AGREEMENT

This Agreement is made effective as of June 27, 2001, by and between Heartland Ethanol, LLC, of 745 Main Street, Hoxie, Kansas 67740, and Val-Add Service Corporation of Box 220 306 4th Street, Chester, South Dakota 57016.

In this Agreement, the party who is contracting to receive services shall be referred to as "Heartland", and the party who will be providing the services shall be referred to as "Val-Add".

Val-Add has a background in development of ethanol projects and is willing to provide services to Heartland based on this background. The attached list are some but not all of the actions and objectives to be accomplished.

Heartland desires to have services provided by Val-Add.

Therefore, the parties agree as follows:

1. DESCRIPTION OF SERVICES. Beginning on May 01, 2001, Val-Add will provide the following services (collectively, the "Services"): Assistance with the Development of an Ethanol Plant.

2. PAYMENT. Heartland will pay a fee to Val-Add for the Services based on $5,000.00 per month. This fee shall be payable monthly, no later than the tenth day of the month following the period during which the Services were performed. Upon termination of this Agreement, payments under the paragraph shall cease; provided, however, that Val-Add shall be entitled to payments for periods or partial periods that occurred prior to the date of termination and for which Val-Add has not yet been paid. In addition three bonuses shall be paid as follows, $20,000 upon completion of the corporate formation and SEC approval of the filing, $20,000 upon the completion and closing of investor meetings and $20,000 upon approval and signing of a loan commitment letter, for a total of $60,000.

3. EXPENSE REIMBURSEMENT. Val-Add shall be entitled to reimbursement from Heartland for the following "out-of-pocket" expenses:
       - travel expenses at a flat rate of $450 per trip
       - postage
       - copying

4. TERM/TERMINATION. This Agreement may be terminated by either party upon ten days written notice to the other party.

5. RELATIONSHIP OF PARTIES. It is understood by the parties that Val-Add is an independent contractor with respect to Heartland, and not an employee of Heartland. Heartland will not provide fringe benefits, including health insurance benefits, paid vacation, or any other employee benefit, for the benefit of Val-Add.



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6.     CONFIDENTIALITY. Val-Add recognizes that Heartland has and will have the following information:
       - process information
       - customer lists
       - product design information
and other proprietary information (collectively, "Information") which are valuable, special and unique assets of Heartland and need to be protected from improper disclosure. In consideration for the disclosure of the Information, Val-Add agrees that Val-Add will not at any time or in any manner, either directly or indirectly, use any Information for Val-Add's own benefit, or divulge, disclose, or communicate in any manner any Information to any third party without the prior written consent of Heartland. Val-Add will protect the Information and treat it as strictly confidential. A violation of this paragraph shall be a material violation of this Agreement.

7. NON-COMPETE AGREEMENT. Recognizing that the various items of Information are special and unique assets of Heartland that need to be protected from disclosure, and in consideration of the disclosure of the Information, Val-Add agrees and covenants that for period of one Year following the termination of this Agreement, whether such termination is voluntary or involuntary, Val-Add will not directly or indirectly engage in any business competitive with Heartland. This covenant shall apply to the geographical area that includes the area within a 100 miles radius of the plant. Directly or indirectly engaging in any competitive business includes, but is not limited to, (i) engaging in a business as owner, partner, or agent, (ii) becoming an employee of any third party that is engaged in such business, or (iii) becoming interested directly or indirectly in any such business, or (iv) soliciting any customer of Heartland for the benefit of a third party that is engaged in such business. Val-Add agrees that this non-compete provision will not adversely affect the livelihood of Val-Add.

8. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, addressed as follows:

If for Heartland:
Heartland Ethanol, LLC
Jeff Torluemke
President
745 Main St
Hoxie, Kansas 67740

If for Val-Add:
Val-Add Service Corporation
Steve Sershen
President
Box 220 306 4th Street
Chester, South Dakota 57016

Such address may be changed from time to time by either party by providing written notice to the other in the manner set forth above.



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9.     ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

10. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

11. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

12. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

13. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Kansas. Heartland understands that Val-Add does not engage in the practice of law or tax issues and will seek expert advice on such matters.

Party receiving services:
Heartland Ethanol LLC
By:       /s/ Jeff Torluemke
         --------------------------------------------
         Heartland Ethanol, LLC
         President

By:       /s/ Steve Sershen
         --------------------------------------------
         Val-Add Service Corporation
         President


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